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                                   EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                                                 12/31/99
                                                                                                    TO
                                                                              ANNUALIZED          6/30/00
                                                                                                 --------

Return on average total assets                                                  .55%                  .28%
Return on average equity                                                       8.02%                 4.00%
Dividend payout ratio                                                             NA                    NA
Average equity to average assets                                                                     6.88%



STATEMENT OF COMPUTER PER SHARE EARNINGS


Net income                                                                                  $    1,136,764

Average shares outstanding                                                                       2,472,500

Basic and diluted net income per share                                                      $          .46